Exhibit 107

Calculation of Filing Fee Tables

Form S-1 (Form Type)

Hainan Sirius Acquisition Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price (1)		Fee Rate	Amount of Registration Fee
Newly Registered Securities
To be paid.	Equity	Units, each consisting of one ordinary share, $0.0001 par value, one redeemable warrant to acquire one ordinary share, and one right to receive one-tenth of one ordinary share (2)	457(o)	6,900,000	$10.00		$69,000,000	$110.20 per million	$7,603.80
To be paid.	Equity	Ordinary shares included as part of the units (3)	457(g)	6,900,000	___		___	___	___	(4)
To be paid.	Other	Redeemable warrants included as part of the units (3)	457(g)	6,900,000	___		___	___	___	(4)
To be paid.	Equity	Ordinary shares underlying the redeemable warrants included as part of the units (3)	457(o)	6,900,000	$11.50		79,350,000	$110.20 per million	$8,744.37
To be paid.	Other	Rights included as part of the Units (3)	457(g)	6,900,000	___	$	___	___	___	(4)
To be paid	Equity	Ordinary Shares underlying the rights included as part of the Units (3)	457(o)	690,000	$10.00		$6,900,000	$110.20 per million	760.38
	Total Offering Amounts						$155,250,000		$17,108.55

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act.
(2)	Representing 6,900,000 units including 6,000,000 units to be issued in the offering and up to 900,000 units which may be issued upon exercise of a 45-day option granted to the underwriters to cover over-allotments, if any, each consisting of one ordinary share, one redeemable warrant and one right to receive one-tenth of one ordinary share.
(3)	Pursuant to Rule 416(a), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(4)	No additional registration fee is payable pursuant to Rule 457(g) under the Securities Act.